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EXHIBIT 99.2


                                                                        CONTACT:
                                                                   JIM GALLAGHER
                                                                    860-927-8616
                                                          jgallagher@outpost.com
For Immediate Release


         OUTPOST.COM COMPLETES ACQUISITION OF B2B RETAILER, CMPExpress

KENT, Conn., Sept. 11 /PRNewswire/ -- Outpost.com (Cyberian Outpost, Inc.) (Nasdaq: COOL), a leading global Internet retailer of high-end consumer technology products and an eBusiness Services provider, announced today that it completed its previously announced acquisition of CMPExpress, a private Internet retailer of technology products to the business market, on Friday. The purchase price was $12 million in Outpost.com stock, and the transaction is immediately accretive to earnings.

"We are very pleased that we were able to close the transaction so quickly," said Bob Bowman, president and chief executive officer of Outpost.com. "This is a terrific opportunity for Outpost.com that will generate positive earnings immediately, as well as cash flow, and will accelerate our path to profitability," Mr. Bowman said.

CMPExpress, which is now called Outpost PRO, has been merged into Outpost.com's existing B2B business and will account for approximately 25% of Outpost.com's total sales.

About Outpost.com

Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products and has recently expanded its business model to offer its outstanding customer shopping experience to a number of highly visible partners. Partnerships with Tweeter Home Entertainment Group, Brookstone and Wolf Camera, collectively expand the clicks and mortar presence of Outpost.com to more than 1,000 land based retail stores. Additionally, Outpost.com e-Business Services provides solutions encompassing site design, site maintenance, order management and fulfillment to other partners, Sandbox, Computer.com and Exactly Vertical. All of these partnerships builds on the strength of the Outpost.com #1 top-rated consumer shopping experience on the Web as rated by the on-line rating service Bizrate.com and the 1999 2000 #1 PowerRanking for Computing by Forrester Research. Outpost.com's 24/7 Customer Service Center and free next-day delivery service for in stock products is unmatched in the industry. All products are shipped free and overnight, every day. Today, Outpost.com has an existing customer base of over 700,000 and over 4 million visitors per month to its Website.


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     This press release contains forward-looking statements that address the expected benefits of the acquisition, including statements that it will generate positive cash flow, be accretive to our earnings, accelerate our path to profitability and allow us to capitalize on the B2B market. These statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results, outcomes or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, among others, our ability to close the transaction on terms acceptable to us, our ability to successfully intergrate CMPExpress's operations into our existing operations, the unpredictability of the combined company's future revenues and operating results, the continued growth of demand for internet products and services, our need for additional financing and competitive pressures.

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